SETTLEMENT AGREEMENT AND RELEASE

This Settlement and General Mutual Release Agreement (this “Agreement”) is entered into this 29th day of January, 2009, by and among BAETA Corp. and its President, Dr. Alexander Gak (collectively referred to as “Company”), and Rogers Consulting Group and Douglas Rogers (collectively referred to as “Rogers”), (Company and Rogers sometimes collectively referred to as “the Parties”).

WHEREAS, on May 15, 2008, the Company entered into a consulting agreement (the “Consulting Agreement”) with Rogers pursuant to which the Company retained Rogers to provide the Company CFO services, including but not limited to assisting in the preparation and maintenance of Company financial statements, assisting in the preparation and maintenance of supporting sub-ledgers, assisting in the development of internal controls over financial reporting procedures, maintenance of various records and their retention, assisting in Company operations, working closely with Company legal counsel, transfer agent and auditors, development and advisement of Company capital structure, and assisting the Company in its efforts towards becoming a ’34 Act reporting company and having its capital stock publicly traded. The original term of the Consulting Agreement was four (4) months. On August 18, 2008, the Parties executed an Amendment and Extension Agreement (“Amendment I”) to the Consulting Agreement which extended the term of the Consulting Agreement for an additional four months. On October 28, 2008 the Parties executed an additional amendment to the Consulting Agreement (“Amendment II”) where, in addition to the responsibilities of Rogers as set forth in the Consulting Agreement and Amendment I, Rogers was, for additional compensation as set forth more fully in Amendment II, to identify and procure financing for the Company, indentify and procure a market maker for the Form 211 application with FINRA, identify and procure a transfer agent, and identify and contract a public relations firm to market the company’s products and services.

WHEREAS, the consideration for the foregoing services as described in Consulting Agreement, Amendment I, and Amendment II took the form of cash compensation as well as the Company’s outstanding common stock, and as of the date of this Agreement, the Parties mutually agree that all consideration due Rogers for the above-mentioned services in accordance with Consulting Agreement, Amendment I and Amendment II, have been paid in full, the receipt of which is fully acknowledged by Rogers.

WHEREAS, a dispute arose between the Company and Rogers, and the Parties now wish terminate the Consulting Agreement and amendments thereto, and to avoid the cost and inconvenience of litigation, and to amicably resolve their differences by execution of this Agreement.

WHEREAS, due to the relationship that has formed by and between Company and Rogers, Company requires that Rogers temporarily continue to perform certain tasks to completion, as specified in this Agreement, and Company acknowledges that Rogers’ completion of such tasks shall create a fee owed to Rogers in the amount of $5,000 (the “Fees”).

WHEREAS, in connection with the termination of the Consulting Agreement and all amendments thereto, including Amendment I and Amendment II, the Company agrees to pay Rogers the Fee, under the circumstances and in the manner specified in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the sufficiency of which is hereby acknowledge, and with full intent to be legally bound hereby, the parties hereby agree and covenant as follows:

1.           DUE AUTHORITY

(a)           The Company represents and warrants that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and that its performance of its obligations hereunder does not conflict with any other Agreement to which the Company is legally bound.

(b)           Rogers represents and warrants that he is duly authorized to execute and deliver this Agreement and to perform the obligations hereunder and that his performance of his obligations hereunder does not conflict with any other Agreement to which he is legally bound.

2.           CONSULTING AGREEMENT.  That the Consulting Agreement, dated May 15, 2008, as amended on August 18, 2008, October 28, 2008, and any other time not herein mentioned, between the Company and Rogers is hereby terminated. Rogers hereby acknowledges and confirms that he has been fully paid for services rendered by Rogers to the Company under the Consulting Agreement, as amended, and that there are no further payments due or payable to Rogers. Company hereby acknowledges and confirms that no services under the aforementioned agreements remain due to Company, and that Rogers has performed the agreements to completion and in compliance with terms of said agreements.

3.           DISPOSITION OF ROGERS’ STOCK PURSUANT TO CONSULTING AGREEMENT.  Pursuant to the Consulting Agreement, as amended, for services already rendered by Rogers to Company, it is hereby acknowledged that Rogers has received exactly 304,000 shares of common stock, par value $0.0001 of Company (“Rogers Stock”), the receipt of which is fully acknowledged by Rogers. It is understood and acknowledged that Rogers is not entitled to receive any additional stock pursuant to Consulting Agreement, as amended. It is further understood that neither the Company nor its transfer agent will take any action to cancel the Rogers Stock and/or Stock certificates, nor will the Company take any action to encumber Rogers’ possession of Rogers’ Stock. It is fully acknowledged by Company that the Rogers Stock are validly issued for consideration that has been received in full. The Rogers Stock are free and clear of any encumbrances.

4.           MUTUAL RELEASE:

(a)           Rogers hereby releases the Company from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, contracts, controversies, agreements, charges, complaints, promises, damages, judgments, claims, liabilities and demands whatsoever which Rogers ever had, now has, or which he can, shall, or may have against the Company, by reason of any matter, cause, event or thing whatsoever from the beginning of the world to the date of this Release, including claims of which Rogers is not aware and those not mentioned in this Release.

(b)           The Company hereby releases Rogers from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, contracts, controversies, agreements, charges, complaints, promises, damages, judgments, claims, liabilities and demands whatsoever which the Company ever had, now has, or which they can, shall, or may have against Rogers, by reason of any matter, cause, event or thing whatsoever from the beginning of the world to the date of this Release, including claims of which the Company is not aware and those not mentioned in this Release.

(c)           The parties are bound by this Release. Anyone who succeeds to the parties’ rights and responsibilities, such as his heirs or the executor or administrator of his estate or any assignee, is also bound.

5.           ADDITIONAL SERVICES RENDERED BY ROGERS:

(a)           The Parties acknowledge that pursuant to Section 2 of this Agreement, the Consulting Agreement, as amended, is terminated by the Parties’ execution of this Agreement. Independent of the Consulting Agreement and amendments thereto, the Parties entered into a subsequent Agreement whereby Rogers was retained to provide additional services as described more fully in Section 5(b) of this Agreement.

(b)           The Company retained Rogers to assist in the preparation of the Company’s 2008 Fourth Quarter financial statements, as well as to assist in the preparation of the financial statements and necessary documentation relating to the Company’s 2008 fiscal year-end audit and S-1 Registration Statement filed with the Securities and Exchange Commission. This responsibility endured until completion of the above-mentioned financial statements, and upon the effectiveness of the Company’s S-1 Registration Statement.

(c)           Upon completion of the services described in Section 5(b) of this Agreement, Rogers turned over to the Company, in reasonable condition and without alteration of any kind, all documentation Rogers had in his possession pertaining to the Company. This included all documentation and relevant information Rogers had accumulated on or before August 17, 2007 (inception) to the present, as applicable.

(d)           Consideration for the services described in Section 5(b) and 5(c) of this Agreement was a total fee of Five Thousand Dollars ($5,000) (the “Fee”), and was paid in the manner described in Section 5(e), 5(f) and 5(g) of this Agreement.

(e)           Prior to the execution of this Agreement, Company placed the total amount of the Fee in escrow with Virginia K. Sourlis, Esq. (“Escrow Agent”). Upon receipt of the total amount, and upon execution of this Agreement by both Parties, Escrow Agent immediately disbursed Three Thousand Dollars ($3,000) to Rogers.

(f)           This Agreement, once executed by Company and Rogers, was placed in escrow, and was withheld from the Parties until the terms and conditions of this Agreement had been fulfilled by both Parties.

(g)           The remaining Two Thousand Dollars ($2,000) in escrow was disbursed to Rogers upon the Escrow Agent’s determination that the services rendered by Rogers pursuant to Section 5(b) and 5(c) had been satisfactorily performed and completed.

6.           SUCCESORS. The parties are individually and severally bound by this Agreement. This Agreement not shall be assigned to any party without the prior written consent of the non-assigning parties. Any persons who succeed to the parties’ rights and responsibilities, such as heirs or executors or administrators of the parties’ estate or any assignees, are also bound to the terms and obligations of this Agreement.

7.           CONFIDENTIALITY. In consideration of the covenants and obligations set forth above, the parties hereby covenant and agree that they and their agents shall keep the fact and terms of this Agreement confidential, and shall not, under any circumstances whatsoever, reveal same to any person or entity, including but not limited to, any employee, agent, associate, customer, or any person or entity with which the parties has any business relationship whatsoever, or to any member of the press or the public;  provided, however, that they may reveal such information as is required by an enforceable court order, upon notice to the other party, or as required by the Internal Revenue Service or other agency or otherwise required by law.

8.           NO ADMISSION OF LIABILITY. Neither the execution or terms of this Agreement, nor the performance of the parties’ respective obligations hereunder, shall in any way constitute or imply an admission by the parties’ liability in law or in fact as to any claims which the parties have asserted or could have asserted in any action brought by them.

9.           PARTIAL INVALIDITY. If any provision of this Agreement shall be held void as against public policy by any court or administrative agency, all other provisions shall remain in full force and effect and this Agreement shall be construed as if the offending provisions were never contained herein.

10.         GOVERNING LAW. The parties hereby acknowledge and agree that this Agreement is made and entered into in the state of New Jersey and shall in all respects be interpreted, enforced and governed under the laws of the State of New Jersey.

11.         FINAL EXPRESSION OF AGREEMENT. This Agreement is intended by the parties as the final expression of their agreement and as a complete and exclusive statement of the terms and provisions thereof and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

12.         MODIFICATIONS OR AMENDMENTS. No modification or amendment to this Agreement may be made unless it is in writing and signed by both parties.

13.         LEGAL ADVICE. The parties acknowledge that they have sought and received the advice of legal counsel as to the meaning and execution of this Agreement and that they enter into same voluntarily and after sufficient time to review and obtain advice of counsel with respect to same.  The parties acknowledge that they have carefully read the terms of the Agreement contained herein and have discussed it with their attorneys, and further acknowledge that they understand and agree to the terms of the Agreement, have entered into the Agreement freely, voluntarily and without coercion, have been afforded a sufficient period of time within which to review, consider and accept its terms, and intends, by execution of the Agreement, to be legally bound by all of the terms and provisions thereof.

14.         SIGNATURES. This Agreement may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same Agreement. All counterparts shall be construed together and shall constitute a single Agreement. Telecopied or email (via PDF) signatures shall be deemed to have the same effect as an original.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date hereinabove first written.

BAETA CORP.

By:	/s/ Dr. Alexander Gak
Dr. Alexander Gak
President, CEO and Chairman

ROGERS CONSULTING GROUP:

/s/ Douglas Rogers
Douglas Rogers